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                                                                     EXHIBIT 5.1


                             STOEL RIVES LLP
                            -----------------
                            A T T O R N E Y S

                      STANDARD INSURANCE CENTER
                    900 SW FIFTH AVENUE, SUITE 2600
                      PORTLAND, OREGON 97204-1268
             PHONE (503) 224-3380     FAX (503) 220-2480
                          TDD (503) 221-1045
                       Internet: www.stoel.com

                            November 30, 2000


Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Dr.
Beaverton, OR 97077

     We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the 1,500,000 Common Shares, no par value, of the Company (the "Shares"), issuable in connection with the Company's 2000 Employee Stock Purchase Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        STOEL RIVES LLP